Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-198809) on Form S-8 of Phibro Animal Health Corporation of our report dated October 11, 2024, with respect to the special purpose financial statements of the medicated feed additives product portfolio of Zoetis Inc., which report appears in the Form 8-K/A of Phibro Animal Health Corporation dated January 7, 2025.

/s/ KPMG LLP

Short Hills, New Jersey

January 7, 2025